Exhibit 99.1

Niska Gas Storage Partners LLC Announces Financial Results for the Third Quarter of the Fiscal Year Ending March 31, 2013 and declares Quarterly Distribution

HOUSTON, TEXAS — January 31, 2013 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for the quarter and nine months ended December 31, 2012. The Company also provided an update on its current business environment and outlook.

Financial Results

Adjusted EBITDA (as defined below) for Niska’s third quarter ended December 31, 2012, was $15.0 million compared to $12.5 million for the fiscal quarter ended December 31, 2011. For the nine months ended December 31, 2012, Adjusted EBITDA was $104.0 million compared to $81.3 million in the nine months ended December 31, 2011. Cash available for distribution (as defined below) was negative $1.6 million and positive $55.3 million for the three month and nine month periods ended December 31, 2012, compared to negative $7.8 million and positive $24.2 million for the comparable periods last year. In the three and nine month periods ended December 31, 2012, Adjusted EBITDA included the benefits of approximately $11.4 million and $17.8 million, respectively, resulting from inventory write-downs recorded in the quarters ended March 31, 2012 and June 30, 2012.  Niska’s net earnings were $10.4 million ($0.15 per unit) for the three months ended December 31, 2012.  Niska’s net loss was $42.3 million ($0.61 per unit) for the nine months ended December 31, 2012.  These amounts compare to net losses of $213.6 million ($3.07 per unit) and $181.4 million ($2.62 per unit) for the three and nine month periods ended December 31, 2011.  The three and nine month periods from last year include a provision for goodwill impairment of $250.0 million.

Operations and Outlook

“Niska continues to operate well in a challenging market environment,” said Simon Dupéré, President and Chief Executive Officer, “We continue to experience relatively lower natural gas storage spreads with modest market volatility.  However, the proactive approach we have taken throughout Fiscal 2013 in marketing our capacity has allowed us to lock-in a substantial portion of our projected Fiscal Year 2013 revenues.  As a result, we are reaffirming our guidance for Adjusted EBITDA as $130 million to $140 million and our Cash Available for Distribution guidance as $65 million to $75 million.  These estimates exclude any beneficial impact of the inventory write-downs recorded in the quarters ended March 31, 2012 and June 30, 2012.”

“Since the end of Fiscal 2011, we have seen continued weakness in seasonal storage spreads and low volatility. However, we are now seeing demand increase due to the low cost and ample supply of North American natural gas. In addition, Western Canada, where one of our major storage assets is located, continues to be a key source of natural gas for major North American markets.  We believe that demand for natural gas will continue to grow, and that storage will be required to balance a larger market, which could lead to future improvement in market conditions.”

Continued Mr. Dupéré, “During the quarter, we furthered our efforts to position Niska for long-term growth. We completed the pipeline tie-in at our Wild Goose facility in California and continued to pursue regulatory approval for an expansion of up to 25 billion cubic feet (“Bcf”) at that location, which would increase working gas capacity from 50 Bcf to 75 Bcf.  In addition, we are evaluating the opportunity for liquids storage at our Starks location, a salt cavern project located in a major industrial zone in Southwest Louisiana. Our efforts to grow and diversify our business represent our commitment to building value for our unitholders.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit. The distribution will be payable on Friday, February 15, 2013 to common unitholders of record at the close of business on Monday, February 11, 2013. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska`s operating agreement and is unchanged from the preceding quarter. The Company continued the suspension of distributions on its subordinated units.

Earnings Call

Niska will host a conference call detailing its quarterly results on Thursday, January 31, 2013, at 10:00 a.m. Eastern Standard Time (9:00 a.m. CST). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

North America:	1-800-299-7635
International:	1-617-786-2901
Access Code:	86309071

A telephonic replay can be accessed until midnight, February 7, 2013 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	52365438

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 225.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and Cash Available for Distribution, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, loss on extinguishment of debt, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•              the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.  This press release contains forward-looking estimates of Adjusted EBITDA and Cash Available for Distribution for the fiscal year ending March 31, 2013. Reconciliations to GAAP net earnings are not provided for these forward-looking estimates because GAAP net earnings for the fiscal year ending March 31, 2013 are not accessible. Niska is able to estimate interest expense, income tax benefits, depreciation and amortization, inventory write-downs, impairments of assets (including goodwill), losses on extinguishment of debt, foreign exchange gains and losses and other income.  However, the Company is unable to predict future unrealized risk management gains and losses and these amounts could be material, such that the amount of net earnings would vary substantially from the amount of projected Adjusted EBITDA and Cash Available for Distribution.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars, except for per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

REVENUES
Long-term contract	$26,492	$28,994	$82,283	$88,069
Short-term contract	14,763	8,228	37,031	19,532
Optimization, net	32,576	52,682	(23,725)	103,726
Total revenue	73,831	89,904	95,589	211,327

EXPENSES (INCOME)
Operating	8,330	9,702	25,250	34,881
General and administrative	8,417	6,015	26,332	20,482
Depreciation and amortization	14,831	13,115	39,896	33,922
Loss on disposal of assets	15,072	—	15,072	—
Interest	17,279	19,598	50,459	57,620
Impairment of goodwill	—	250,000	—	250,000
Loss on extinguishment of debt	—	5,147	599	6,030
Foreign exchange losses (gains)	22	557	(314)	939
Other expense (income)	3	(7)	(182)	(49)
	63,954	304,127	157,112	403,825

INCOME (LOSS) BEFORE INCOME TAXES	9,877	(214,223)	(61,523)	(192,498)

Income tax expense (benefit)	(542)	(593)	(19,200)	(11,084)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$10,419	$(213,630)	$(42,323)	$(181,414)

Net earnings (loss) allocated to:
Managing member	$206	$(4,230)	$(838)	$(3,595)
Common unitholders	$5,158	$(105,754)	$(20,951)	$(89,804)
Subordinated unitholder	$5,055	$(103,646)	$(20,534)	$(88,015)

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$0.15	$(3.07)	$(0.61)	$(2.62)

Earnings (loss) per unit allocated to subordinated unitholders - basic and diluted	$0.15	$(3.07)	$(0.61)	$(2.62)

NISKA GAS STORAGE PARTNERS LLC

 SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

 (in thousands of U.S. dollars, except capacity amounts)

 (unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net loss	$10,419	$(213,630)	$(42,323)	$(181,414)
Add (deduct):
Interest expense	17,279	19,598	50,459	57,620
Income tax benefit	(542)	(593)	(19,200)	(11,084)
Depreciation and amortization	14,831	13,115	39,896	33,922
Unrealized risk management (gains) losses	(42,118)	(61,736)	37,739	(74,708)
Loss on disposal of assets	15,072	—	15,072	—
Impairment of goodwill	—	250,000	—	250,000
Loss on extinguishment of debt	—	5,147	599	6,030
Foreign exchange losses (gains)	22	557	(314)	939
Other expense (income)	3	(7)	(182)	(49)
Write-down of inventory	—	—	22,281	—
Adjusted EBITDA	14,966	12,451	104,027	81,256
Less:
Cash interest expense, net	16,421	18,626	47,882	54,602
Income taxes (recovered) paid	(31)	352	(38)	1,107
Maintenance capital expenditures	193	1,274	1,107	1,436
Other expense (income)	3	(7)	(182)	(49)
Cash available for distribution	$(1,620)	$(7,794)	$55,258	$24,160

Revenue:
Long-term contract	$26,492	$28,994	$82,283	$88,069
Short-term contract	14,763	8,228	37,031	19,532
Proprietary optimization:
Realized optimization	(9,542)	(9,054)	36,316	29,018
Unrealized risk management gains (losses)	42,118	61,736	(37,760)	74,708
Write-down of inventory	—	—	(22,281)	—

Total	$73,831	$89,904	$95,589	$211,327

Total realized revenues	$31,713	$28,168	$155,630	$136,619

Capital expenditures:
Maintenance	$193	$1,274	$1,107	$1,436
Expansion and cost reduction	1,805	24,107	22,577	47,941
Total	$1,998	$25,381	$23,684	$49,377

Operating data:
Effective working gas capacity (Bcf)	225.5	206.5	225.5	206.5
Capacity added during the period	—	2.0	4.0	2.0

	December 31,	March 31,
Selected Balance Sheet data	2012	2012
	(unaudited)
Cash and cash equivalents	$11,660	$13,342
Borrowings under revolving credit facility	$124,000	$150,000
Total debt excluding revolving credit facility	$643,790	$643,790
Members’ equity	$611,886	$690,390